PRICING SUPPLEMENT NO. 2473BI
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-184193
Dated June 26, 2015

Deutsche Bank AG Contingent Absolute Return Autocallable Optimization Securities

$4,130,610 Deutsche Bank AG Securities Linked to the Common Stock of Gilead Sciences, Inc. due July 5, 2016

$1,566,000 Deutsche Bank AG Securities Linked to the American Depositary Shares of Rio Tinto plc due July 5, 2016

$5,767,500 Deutsche Bank AG Securities Linked to the Common Stock of Rite Aid Corporation due July 5, 2016

Investment Description

Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock or American depositary shares of a specific company described herein (each, an “Underlying”). The Securities are designed for investors who want to express a neutral or moderately bullish view on the Underlying or who believe the Underlying will not close below the Trigger Price on the Final Valuation Date. If the Closing Price of the Underlying is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the absolute value of the negative Underlying Return (the “Contingent Absolute Return”). However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you a cash payment at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your initial investment. You will not receive coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Generally, the higher the Call Return Rate on the Securities, the greater the risk of loss on such Securities. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates

❑  Call Return — If the Closing Price of the Underlying is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the price of the Underlying at maturity.

❑  Downside Exposure with Potential Contingent Absolute Return Feature at Maturity — If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the Contingent Absolute Return. However, if Securities are not automatically called and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you a cash payment at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

	Trade Date	June 26, 2015
	Settlement Date	June 30, 2015
	Observation Dates[1]	Quarterly
	Final Valuation Date[1]	June 28, 2016
	Maturity Date[1]	July 5, 2016
[1] See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE RELEVANT UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS ADDENDUM BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering three separate Contingent Absolute Return Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of the common stock or American depositary shares of a different company, and each has its own Call Return Rate, Initial Price and Trigger Price. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying	Call Return Rate*	Initial Price	Trigger Price	CUSIP / ISIN
Common stock of Gilead Sciences, Inc. (Ticker: GILD)	10.00% per annum	$119.50	$95.60, equal to 80.00% of the Initial Price	25190H885 / US25190H8850
American depositary shares of Rio Tinto plc (Ticker: RIO)	9.00% per annum	$42.84	$33.20, equal to 77.50% of the Initial Price	25190H869 / US25190H8694
Common stock of Rite Aid Corporation (Ticker: RAD)	11.40% per annum	$8.56	$5.78, equal to 67.50% of the Initial Price	25190H877 / US25190H8777

* The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate. The potential Call Returns applicable to each Observation Date are set forth under “Final Terms — Call Price” in this pricing supplement.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BI dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012, the prospectus addendum dated December 24, 2014 and this pricing supplement.

For the Securities linked to the common stock of Gilead Sciences, Inc., the Issuer’s estimated value of the Securities on the Trade Date is $9.780 per $10.00 Face Amount of Securities. For the Securities linked to the American depositary shares of Rio Tinto plc, the Issuer’s estimated value of the Securities on the Trade Date is $9.722 per $10.00 Face Amount of Securities. For the Securities linked to the common stock of Rite Aid Corporation, the Issuer’s estimated value of the Securities on the Trade Date is $9.682 per $10.00 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement BI, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Gilead Sciences, Inc.	$4,130,610.00	$10.00	$61,959.15	$0.15	$4,068,650.85	$9.85
Securities linked to the American depositary shares of Rio Tinto plc	$1,566,000.00	$10.00	$23,490.00	$0.15	$1,542,510.00	$9.85
Securities linked to the common stock of Rite Aid Corporation	$5,767,500.00	$10.00	$86,512.50	$0.15	$5,680,987.50	$9.85
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$11,464,110.00	$1,332.13

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015, the Securities may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) any transfer of the Securities to another entity, the amendment of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus addendum dated December 24, 2014. Please read the risk factor “The Securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” in this pricing supplement and see the accompanying prospectus addendum for further information.

2

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement BI dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BI dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000095010312005090/crt_dp33007-424b2.pdf

♦	Prospectus supplement dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

♦	Prospectus addendum dated December 24, 2014: http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or prospectus addendum, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in the accompanying product supplement and prospectus addendum, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement, “Risk Factors” on page 6 of the accompanying product supplement and “Risk Factors” on page 2 of the accompanying prospectus addendum.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦ You can tolerate the loss of a significant portion or all of your investment and are willing to make an investment in which you could have similar downside market risk as an investment in the Underlying.

♦ You believe the Closing Price of the Underlying will be greater than or equal to the Initial Price on any quarterly Observation Date, including the Final Valuation Date, or will not be less than the Trigger Price on the Final Valuation Date, which would fully expose you to the negative Underlying Return of the Underlying.

♦ You understand and accept that you will not participate in any increase in the price of the Underlying and you are willing to make an investment, the return of which is limited to the applicable Call Return if automatically called, or, if the Securities have not been automatically called, to the Contingent Absolute Return as limited by the Trigger Price.

♦ You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦ You are willing to invest in the Securities based on the applicable Call Return Rate as set forth on the cover of this pricing supplement.

♦ You do not seek current income from this investment and are willing to forgo any dividends and any other distributions paid on the Underlying.

♦ You are willing and able to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦ You are willing to accept the risks associated with investments in equities generally and the applicable Underlying specifically.

♦ You are willing and able to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦ You cannot tolerate the loss of a significant portion or all of your investment or you are not willing to make an investment in which you could have similar downside market risk as an investment in the Underlying.

♦ You require an investment designed to provide a full return of your initial investment at maturity.

♦ You believe the Securities will not be automatically called and the Final Price will be less than the Trigger Price, which would fully expose you to the negative Underlying Return of the Underlying.

♦ You seek an investment that participates in any increase in the price of the Underlying or that has unlimited return potential.

♦ You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦ You are unwilling to invest in the Securities based on the applicable Call Return Rate as set forth on the cover of this pricing supplement.

♦ You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦ You seek current income from this investment or prefer to receive any dividends or any other distributions paid on the Underlying.

♦ You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unwilling or unable to hold the Securities to the Maturity Date as set forth on the cover of this pricing supplement, or seek an investment for which there will be an active secondary market.

♦ You are unwilling to accept the risks associated with investments in equities generally and the applicable Underlying specifically.

♦ You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

3

Final Terms

Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 1 year, subject to a quarterly automatic call
Trade Date	June 26, 2015
Settlement Date	June 30, 2015
Final Valuation Date[1]	June 28, 2016
Maturity Date[1,2]	July 5, 2016
Underlyings	Common stock of Gilead Sciences, Inc. (Ticker: GILD) American depositary shares of Rio Tinto plc (Ticker: RIO) Common stock of Rite Aid Corporation (Ticker: RAD)
Call Feature	The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.
Observation Dates[1]	Quarterly, on September 28, 2015, December 28, 2015, March 28, 2016 and June 28, 2016 (the “Final Valuation Date”)
Call Settlement Dates[2]	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate as listed on the cover of this pricing supplement.
Call Price	The Call Price equals the Face Amount plus the product of the Face Amount and the applicable Call Return. The tables below reflect the Call Returns and corresponding Call Prices for each Underlying.

Securities linked to the common stock of Gilead Sciences, Inc.

Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
September 28, 2015	September 30, 2015	2.5000%	$10.2500
December 28, 2015	December 30, 2015	5.0000%	$10.5000
March 28, 2016	March 30, 2016	7.5000%	$10.7500
June 28, 2016	July 5, 2016	10.0000%	$11.0000

Securities linked to the American depositary shares of Rio Tinto plc

Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
September 28, 2015	September 30, 2015	2.2500%	$10.2250
December 28, 2015	December 30, 2015	4.5000%	$10.4500
March 28, 2016	March 30, 2016	6.7500%	$10.6750
June 28, 2016	July 5, 2016	9.0000%	$10.9000

Securities linked to the common stock of Rite Aid Corporation

Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
September 28, 2015	September 30, 2015	2.8500%	$10.2850
December 28, 2015	December 30, 2015	5.7000%	$10.5700
March 28, 2016	March 30, 2016	8.5500%	$10.8550
June 28, 2016	July 5, 2016	11.4000%	$11.1400

Payment at Maturity (per $10.00 Face Amount of Securities)[3]

If the Securities are not automatically called and the Final Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	For each Security: Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the Underlying Return. For example, if the Underlying Return is -5.00%, the Contingent Absolute Return will equal 5.00%.
Trigger Price

For the Securities linked to the common stock of Gilead Sciences, Inc., $95.60, equal to 80.00% of the Initial Price.

For the Securities linked to the American depositary shares of Rio Tinto plc, $33.20, equal to 77.50% of the Initial Price.

For the Securities linked to the common stock of Rite Aid Corporation, $5.78, equal to 67.50% of the Initial Price.

Closing Price	On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the then-current relevant Stock Adjustment Factor, as determined by the calculation agent.
Initial Price

The Closing Price of the relevant Underlying on the Trade Date.

For the Securities linked to the common stock of Gilead Sciences, Inc., $119.50.

For the Securities linked to the American depositary shares of Rio Tinto plc, $42.84.

For the Securities linked to the common stock of Rite Aid Corporation, $8.56.

Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date.
Stock Adjustment Factor	Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

Investment Timeline

Trade Date:	For each Underlying, the Initial Price is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly (including at maturity):	The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Maturity Date:

For each Underlying, the Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

[1]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date will be the second business day after the Observation Date as postponed.

[3]	The Contingent Absolute Return feature described herein supersedes the description of the Payment at Maturity in the accompanying product supplement BI when the Securities have not been automatically called and the Final Price is not less than the Trigger Price.

5

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement and prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the absolute value of the negative Underlying Return. However, if the Securities are not automatically called on any quarterly Observation Date and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay a cash payment at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your entire investment at maturity.

♦	Limited Return Potential — If the Securities are automatically called, the return of the Securities will be limited to the applicable Call Return which is based on the relevant Call Return Rate, regardless of the performance of the Underlying. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately three months after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, an investment directly in the Underlying could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a return equal to the Contingent Absolute Return at maturity only when the Securities are not automatically called and only if the Final Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. You will not receive the Contingent Absolute Return and will lose a significant portion or all of your initial investment if the Final Price is less than the Trigger Price. Furthermore, because the Closing Price of the Underlying at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying.

♦	The Contingent Absolute Return Feature and Any Contingent Repayment of Your Initial Investment Apply Only If You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is greater than the Trigger Price.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Final Price of such Underlying could be less than the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦	Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive the applicable Call Return, which is based on the relevant Call Return Rate, could be as little as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment upon an automatic call or any repayment of the Face Amount per $10.00 Face Amount of Securities at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the Securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Securities; converting the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Securities to another entity, amending the terms and conditions of the Securities or cancelling of the Securities. Furthermore, because the Securities are subject to any Resolution Measure, secondary market trading in the Securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

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By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not participate in any potential increase in the price of the Underlying, which could be significant.

♦	If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦	Single Stock Risk — Each Security is linked to the equity securities of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦	The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦	There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by Such Underlying Issuers — We are not affiliated with the Underlying Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦	There Are Risks Associated with Investments in Securities Linked to the Value of Equity Securities Issued by a Non-U.S. Company — Rio Tinto plc is incorporated outside of the U.S. There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. Because the Securities are linked to the American depositary shares (“ADSs”) of Rio Tinto plc, the Securities are subject to the risks associated with the non-U.S. securities markets where the equity securities of Rio Tinto plc are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may

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affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of your Securities. Furthermore, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Fluctuations in Exchange Rates May Affect Your Investment — One of the Underlyings is the ADSs of Rio Tinto plc. There are significant risks related to an investment linked to an ADS (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs of Rio Tinto plc, which may consequently affect the value of the Securities.

♦	There Are Important Differences Between the Rights of Holders of American Depositary Shares and the Rights of Holders of the Ordinary Shares of a Foreign Company — You should be aware that one of the Underlyings is the ADSs of Rio Tinto plc and not the equity securities represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding equity securities. Each ADS is a security evidenced by American depositary receipts that represents a certain number of equity securities of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of equity securities of the foreign issuer. For example, the foreign issuer may make distributions in respect of its equity securities that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding equity securities may be significant and may materially and adversely affect the price of the ADSs and thus the value of the Securities.

♦	Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your

8

Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to the maturity of the Securities;

♦	the dividend rate of the Underlying and the performance of the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the value of the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the applicable Underlying Issuer, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for an Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis.

The following hypothetical examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per $10.00 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to a quarterly automatic call
Hypothetical Initial Price*:	$50.00
Hypothetical Trigger Price*:	$35.00 (70.00% of the Hypothetical Initial Price)
Hypothetical Call Return and Call Prices*:
Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
September 28, 2015	September 30, 2015	2.00%	$10.20
December 28, 2015	December 30, 2015	4.00%	$10.40
March 28, 2016	March 30, 2016	6.00%	$10.60
June 28, 2016	July 5, 2016	8.00%	$10.80

*	Based on a hypothetical Call Return Rate of 8.00% per annum. The actual Initial Price, Trigger Price, Call Return Rate, Call Return and Call Price with respect to each Security are set forth on the cover and in the “Final Terms” of this pricing supplement.

Example 1 — The Closing Price of the Underlying on the first Observation Date is $60.00, which is greater than the Initial Price of $50.00 — the Securities are automatically called.

Because the Closing Price of the Underlying on the first Observation Date is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.20 per $10.00 Face Amount of Securities, representing a 2.00% return over the approximately three months the Securities were outstanding before they were automatically called.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $70.00 is greater than the Initial Price of $50.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Price is greater than the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $10.80 per $10.00 Face Amount of Securities, representing an 8.00% return over the approximately one year term of the Securities.

Example 3 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $45.00 is greater than the Trigger Price of $35.00 — the Securities are NOT automatically called.

Because the Final Price is not greater than or equal to the Initial Price, the Securities are not automatically called on the Final Valuation Date. Because the Final Price is greater than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return)
$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $30.00 is less than the Trigger Price of $35.00 — the Securities are NOT automatically called.

Because the Final Price is not greater than or equal to the Initial Price, the Securities are not automatically called on the Final Valuation Date. Because the Final Price is less than the Trigger Price, the Contingent Absolute Return feature does not apply and your initial investment will be fully exposed to the negative Underlying Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -40.00%) = $6.00

If the Securities are not automatically called and the Final Price is less than the Trigger Price, you will not receive the Contingent Absolute Return and your initial investment will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

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Information about the Underlyings

All disclosures contained in this pricing supplement regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about any Underlying contained in this pricing supplement. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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Gilead Sciences, Inc.

According to publicly available information, Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes medicines. Information filed by Gilead Sciences, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19731, or its CIK Code: 0000882095. The common stock of Gilead Sciences, Inc. is traded on the NASDAQ Stock Market under the symbol “GILD.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Gilead Sciences, Inc., based on daily closing prices on the primary exchange for Gilead Sciences, Inc., as reported by Bloomberg L.P. The closing price of Gilead Sciences, Inc.’s common stock on June 26, 2015 was $119.50

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2010	6/30/2010	$23.18	$16.46	$17.14
7/1/2010	9/30/2010	$18.26	$15.93	$17.81
10/1/2010	12/31/2010	$20.17	$17.68	$18.12
1/1/2011	3/31/2011	$21.26	$18.29	$21.22
4/1/2011	6/30/2011	$21.41	$19.42	$20.71
7/1/2011	9/30/2011	$21.61	$17.67	$19.40
10/1/2011	12/31/2011	$21.40	$18.13	$20.47
1/1/2012	3/31/2012	$28.01	$20.93	$24.43
4/1/2012	6/30/2012	$26.36	$22.70	$25.64
7/1/2012	9/30/2012	$33.89	$25.33	$33.17
10/1/2012	12/31/2012	$38.17	$32.43	$36.73
1/1/2013	3/31/2013	$48.93	$37.49	$48.93
4/1/2013	6/30/2013	$56.41	$47.20	$51.21
7/1/2013	9/30/2013	$64.32	$51.66	$62.84
10/1/2013	12/31/2013	$75.20	$58.90	$75.15
1/1/2014	3/31/2014	$83.95	$68.55	$70.86
4/1/2014	6/30/2014	$83.02	$65.48	$82.91
7/1/2014	9/30/2014	$109.43	$85.07	$106.45
10/1/2014	12/31/2014	$114.22	$89.45	$94.26
1/1/2015	3/31/2015	$107.18	$94.91	$98.13
4/1/2015	6/26/2015*	$122.21	$97.72	$119.50
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period through June 26, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Gilead Sciences, Inc. from June 26, 2010 through June 26, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $95.60, equal to 80.00% of $119.50, which was the closing price of Gilead Sciences, Inc.’s common stock on June 26, 2015. Past performance of the Underlying is not indicative of the future performance of the Underlying.

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Rio Tinto plc

According to publicly available information, Rio Tinto plc is an international mining group that focuses on finding, mining and processing mineral resources. Information filed by Rio Tinto plc with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10533, or its CIK Code: 0000863064. The American depositary shares of Rio Tinto plc are traded on the New York Stock Exchange under the symbol “RIO.” Each American depositary share represents one ordinary share of Rio Tinto plc. The ordinary shares of Rio Tinto plc are traded on the London Stock Exchange.

Historical Information

The following table sets forth the quarterly high and low closing prices for the American depositary shares of Rio Tinto plc, based on daily closing prices on the primary exchange for Rio Tinto plc, as reported by Bloomberg L.P. The closing price of Rio Tinto plc’s American depositary shares on June 26, 2015 was $42.84.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2010	6/30/2010	$61.60	$39.87	$43.60
7/1/2010	9/30/2010	$59.60	$44.26	$58.73
10/1/2010	12/31/2010	$71.66	$58.59	$71.66
1/1/2011	3/31/2011	$76.63	$62.00	$71.12
4/1/2011	6/30/2011	$73.93	$65.55	$72.32
7/1/2011	9/30/2011	$73.63	$44.08	$44.08
10/1/2011	12/31/2011	$58.18	$42.30	$48.92
1/1/2012	3/31/2012	$62.70	$51.24	$55.59
4/1/2012	6/30/2012	$57.25	$42.32	$47.81
7/1/2012	9/30/2012	$53.18	$43.00	$46.76
10/1/2012	12/31/2012	$58.22	$46.81	$58.09
1/1/2013	3/31/2013	$59.92	$46.68	$47.08
4/1/2013	6/30/2013	$48.60	$40.34	$41.08
7/1/2013	9/30/2013	$51.89	$39.90	$48.76
10/1/2013	12/31/2013	$56.43	$47.49	$56.43
1/1/2014	3/31/2014	$59.93	$51.18	$55.83
4/1/2014	6/30/2014	$57.33	$51.30	$54.28
7/1/2014	9/30/2014	$59.18	$49.18	$49.18
10/1/2014	12/31/2014	$51.47	$40.70	$46.06
1/1/2015	3/31/2015	$49.94	$41.40	$41.40
4/1/2015	6/26/2015*	$46.88	$40.96	$42.84
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period through June 26, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the American depositary shares of Rio Tinto plc from June 26, 2010 through June 26, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $33.20, equal to 77.50% of $42.84, which was the closing price of Rio Tinto plc’s American depositary shares on June 26, 2015. Past performance of the Underlying is not indicative of the future performance of the Underlying.

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Rite Aid Corporation

According to publicly available information, Rite Aid Corporation is a retail drugstore chain that sells prescription drugs and other merchandise. Information filed by Rite Aid Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05742, or its CIK Code: 0000084129. The common stock of Rite Aid Corporation is traded on the New York Stock Exchange under the symbol “RAD.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Rite Aid Corporation, based on daily closing prices on the primary exchange for Rite Aid Corporation, as reported by Bloomberg L.P. The closing price of Rite Aid Corporation’s common stock on June 26, 2015 was $8.56.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2010	6/30/2010	$1.49	$0.98	$0.98
7/1/2010	9/30/2010	$1.10	$0.87	$0.94
10/1/2010	12/31/2010	$0.97	$0.88	$0.88
1/1/2011	3/31/2011	$1.41	$0.90	$1.06
4/1/2011	6/30/2011	$1.33	$1.01	$1.33
7/1/2011	9/30/2011	$1.35	$0.97	$0.98
10/1/2011	12/31/2011	$1.33	$0.91	$1.26
1/1/2012	3/31/2012	$2.05	$1.25	$1.74
4/1/2012	6/30/2012	$1.78	$1.17	$1.40
7/1/2012	9/30/2012	$1.45	$1.12	$1.17
10/1/2012	12/31/2012	$1.44	$0.97	$1.36
1/1/2013	3/31/2013	$1.94	$1.29	$1.90
4/1/2013	6/30/2013	$3.15	$1.71	$2.86
7/1/2013	9/30/2013	$4.94	$2.74	$4.76
10/1/2013	12/31/2013	$6.11	$4.83	$5.06
1/1/2014	3/31/2014	$6.92	$5.04	$6.27
4/1/2014	6/30/2014	$8.50	$6.05	$7.17
7/1/2014	9/30/2014	$7.57	$4.84	$4.84
10/1/2014	12/31/2014	$7.56	$4.51	$7.52
1/1/2015	3/31/2015	$8.76	$6.98	$8.69
4/1/2015	6/26/2015*	$8.96	$7.71	$8.56
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period through June 26, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Rite Aid Corporation from June 26, 2010 through June 26, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $5.78, equal to 67.50% of $8.56, which was the closing price of Rite Aid Corporation’s common stock on June 26, 2015. Past performance of the Underlying is not indicative of the future performance of the Underlying.

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What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your Securities should be short-term capital gain or loss unless you have held the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2015, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated as of January 1, 2015, which has been filed by the Issuer on Form 6-K dated January 5, 2015.

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